Filed Pursuant to Rule 433

Registration No. 333-185213-04

Free Writing Prospectus dated January 23, 2014

Hyundai Auto Receivables Trust 2014-A

Issuing Entity

Hyundai ABS Funding Corporation	Hyundai Capital America
Depositor	Sponsor, Seller, Administrator and Servicer

The depositor has prepared a preliminary prospectus supplement dated January 23, 2014 and prospectus dated January 23, 2014, which describe the notes to be issued by the issuing entity. You should review the prospectus supplement and the prospectus in their entirety before deciding to purchase any of the notes.

Ratings

The depositor expects that the notes issued by the issuing entity will receive the indicated ratings from the nationally recognized statistical rating organizations, or “rating agencies,” listed below.

	Moody’s Investors Service, Inc.	Standard & Poor’s Ratings Services
Class A-1 notes	P-1 (sf)	A-1+ (sf)
Class A-2 notes	Aaa (sf)	AAA (sf)
Class A-3 notes	Aaa (sf)	AAA (sf)
Class A-4 notes	Aaa (sf)	AAA (sf)
Class B notes	Aa2 (sf)	AA+ (sf)
Class C notes	A2 (sf)	AA- (sf)
Class D notes	Baa2 (sf)	A- (sf)

It is a condition to the issuance of the notes that each class of the notes receive at least the ratings listed above.

Joint Bookrunners of the Class A, B, C and D Notes
Citigroup	BofA Merrill Lynch	Mizuho Securities	RBC Capital Markets

Co-Managers of the Class A Notes

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The depositor has filed a registration statement (including a prospectus supplement and prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling 1-877-858-5407.